Exhibit 99.1

BNP Residential Properties, Inc. Announces Fourth Quarter and 2005 Results

CHARLOTTE, N.C., Mar 06, 2006 (BUSINESS WIRE) -- BNP Residential Properties, Inc. (AMEX: BNP) today announced operating results for the fourth quarter and year ended December 31, 2005.


Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. The Company currently owns and operates 30 apartment communities containing a total of 7,946 units, and serves as general partner of partnerships that own 3 communities containing 713 units. In addition to the apartment properties, the Company owns 40 properties that are leased on a triple net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.


BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.


Operating Results:


Results of operations for the fourth quarter and the year 2005, compared to the same periods in 2004, reflect significant growth in our company.


-- In January 2005, we acquired the general partner interest in three limited partnerships, which are now included in our consolidated financial statements.


-- In March 2005, we acquired a portfolio of four apartment properties that we previously fee managed.


-- During the second and third quarters of 2005, we acquired four additional apartment properties.


-- In October 2005, we sold one apartment property. This is reflected as "discontinued operations" in our operating statements.


-- In November 2005, we redeemed 909,090 shares of Series B Cumulative Preferred Stock for a like number of shares of our common stock.


-- In December 2005, we completed the refinance of five property-based loans.


The following discussion reflects results of our continuing operations and does not include operating results from the property we sold in October (which GAAP requires be classified as discontinued operations).


For the Year ended December 31, 2005


Funds From Operations: For 2005, funds from operations of the operating partnership increased by 14.7% to $13.1 million compared to $11.4 million in 2004, in spite of $1.6 million in charges for prepayment penalties (net of $0.5 million charge absorbed by the minority interest in a consolidated partnership) paid in debt refinance transactions in 2005. On a diluted basis, funds from operations per share was $1.13 for 2005 compared to $1.20 for 2004. (See also "Non-GAAP Information" below)

Funds Available for Distribution: Funds available for distribution totaled $19.0 million in 2005, an increase of 90.4% compared to 2004. If not for the gain on sale and the charge for prepayment penalties in 2005, this increase would be 25.2%. (See also "Non-GAAP Information" below)


Net Income/(Loss): For 2005, net loss attributed to common shareholders was $1.5 million compared to income of $1.0 million in 2004. On a diluted per share basis, net loss attributed to common shareholders was $0.25 per common share compared to net income of $0.01 per common share for 2004.


The shift to net losses in 2005, compared to net income in 2004, arises primarily as a result of certain accounting entries related to our general partner interest in limited partnerships, the most significant of which are charges for distributions to minority partners (which have no economic effect or cost to the operating partnership). We believe the acquisition of the general partner interest in three limited partnerships in January 2005 was a good transaction that will provide substantial economic benefit to us. However, the accounting for these investments is complex, and generally accepted accounting principles ("GAAP") require certain entries that make it difficult to understand the impact of these investments on the company. This matter is discussed in more detail in our reports filed with the SEC.


Revenues: Total revenue in 2005 was $72.0 million, an increase of 44.1% compared to 2004. Apartment related income (apartment rental income plus income from apartment management and investment activities) accounted for 94.7% of total revenue in 2005 compared to 92.3% in 2004. Restaurant rental income was 5.3% of total revenue in 2005 compared to 7.7% in 2004.


Apartments: Apartment rental revenue in 2005 was $67.0 million, an increase of 49.2% compared to 2004. This increase was attributable to eleven apartment communities acquired in 2005 and 2004 and the inclusion of three additional apartment communities in our consolidated financial statements effective January 2005. The increase also reflects improvement in performance at our apartment communities. Average economic occupancy for all owned apartments was 94.7% in 2005 compared to 94.4% in 2004. Average monthly revenue per occupied unit for all owned apartments was $742 in 2005 compared to $737 in 2004.


On a same-units basis, apartment revenue increased by 2.4% in 2005, reflecting improved apartment performance. On a same-units basis, average economic occupancy was 94.6% in 2005 compared to 94.8% in 2004. Average monthly revenue per occupied unit was $753 in 2005 compared to $734 in 2004.


On a same-units basis, apartment NOI (apartment rental income less apartment operating expenses) for 2005 increased by 4.7% compared to 2004.


Restaurants: Restaurant rental income in both 2005 and 2004 was $3.8 million, which is the minimum rent specified in the lease agreement. Same store sales at our restaurant properties decreased by 5.9% in 2005.


Other Income: Management fee income for 2005 was $131,000 compared to $761,000 in 2004. This decrease is attributable to the elimination of management fees for consolidated limited partnerships and our acquisition of four properties in the first quarter of 2005 that we previously managed. We recorded casualty gains totaling $668,000 in 2005 and $269,000 in 2004 related to fires in three of our apartment buildings. We have excluded the casualty gains from our calculation of funds from operations.


During the third quarter of 2005, we received and accepted an unsolicited offer for Savannah Shores Apartments, which we acquired in July 2004. In view of the extraordinary pricing offered, we believe that completing this sale was in the best interest of our shareholders. In October 2005, we sold Savannah Shores for a contract price of $22.75 million. Net proceeds of the sale were $22.2 million, and we recorded a gain on the sale of real estate assets of $8.1 million. We applied the sale proceeds to retire a $9.0 million variable-rate note, then reinvested the remaining proceeds to acquire two apartment communities.


Expenses: Total expenses, including non-cash charges for depreciation and amortization, were $82.4 million in 2005, an increase of 68.1% compared to 2004.


Apartment operations expense was $26.2 million in 2005, an increase of 44.8% compared to 2004. These increases reflect the addition of eleven apartment communities in 2005 and 2004, along with consolidation of three additional communities in 2005. Apartment operations expense represented 39.0% of related apartment rental income compared to 40.3% in 2004. On a same-units basis, apartment operations expense decreased by 1.0%.


Apartment administrative expense (the costs associated with oversight, accounting and support of the Company's apartment management activities for both owned and third party properties) was $3.2 million in 2005 as compared to $2.2 million in 2004. Corporate administration expense was $3.0 million in 2005 compared to $2.3 million in 2004.


Operating expenses for restaurant properties are insignificant because the restaurant properties' triple-net lease arrangement requires the lessee to pay virtually all of the expenses associated with the restaurant properties.


Depreciation and amortization totaled $17.0 million in 2005, an increase of 43.7% compared to 2004. This increase reflects property acquisitions in 2005 and 2004, as well as additions and replacements at other apartment communities.


Interest expense was $22.6 million in 2005, an increase of 56.1% compared to 2004. This increase is primarily attributable to new debt issued or assumed in conjunction with acquisitions of apartment properties, the inclusion of interest on debt of the three additional limited partnerships included in our consolidation, and increases in variable interest rates.


Dividend: The Company paid common dividend distributions totaling $1.00 per share during 2005 and 2004. For 2005, 100% of the distribution was classified as non-taxable return of capital.


For the Quarter ended December 31, 2005


Funds from Operations: Funds from operations of the operating partnership for the fourth quarter of 2005 totaled $1.9 million, a decrease of 38.1% compared to the fourth quarter of 2004. On a diluted basis, funds from operations per share was $0.15 for the fourth quarter of 2005 compared to $0.29 for the fourth quarter of 2004. This decrease is due to prepayment penalties of $1.6 million paid in debt refinance transactions in the fourth quarter of 2005. (See also "Non-GAAP Information" below)


Funds Available for Distribution: Funds available for distribution for the fourth quarter of 2005 totaled $9.6 million, an increase of 259.2% compared to the fourth quarter of 2004. This significant increase is due to the gain on sale for the property sold in October 2005. (See also "Non-GAAP Information" below)


Net income/(loss): Net income for the fourth quarter of 2005 was $5.0 million compared to $150,000 in 2004. On a diluted per share basis, income available to common shareholders was $0.54 per common share for the fourth quarter of 2005 compared to a loss of $0.01 per common share in 2004.

Revenues: Total revenue for the fourth quarter of 2005 was $19.9 million, an increase of 46.1% compared to the same period in 2004. Apartment related income (apartment rental income plus income from apartment management and investment activities) accounted for 95.2% of total revenue in the fourth quarter of 2005 compared to 93.0% in the fourth quarter of 2004. Restaurant rental income was 4.8% of total revenue in the fourth quarter of 2005 compared to 7.0% in 2004.


Apartments: Apartment rental revenue during the fourth quarter was $18.4 million, an increase of 47.8% compared to 2004. This increase is attributable to eleven apartment communities acquired in 2005 and 2004 and the inclusion of three additional apartment communities in our consolidated financial statements effective January 2005. The increase also reflects continued improvement in performance at our apartment communities. Average economic occupancy for all owned apartments was 94.1% for the fourth quarter of 2005 compared to 93.2% during the fourth quarter of 2004. Average monthly revenue per occupied unit for all owned apartments was $746 in the fourth quarter of 2005 compared to $744 in 2004.


On a same-units basis, apartment revenue increased by 2.9% in the fourth quarter of 2005 as compared to 2004. This increase was the result of increases in both occupancy and rental rate. On a same-units basis, average economic occupancy was 94.2% for the fourth quarter of 2005 compared to 93.9% in the fourth quarter of 2004. Average monthly revenue per occupied unit was $760 in the fourth quarter of 2005 compared to $741 in 2004.


On a same-units basis, apartment NOI (apartment rental income less apartment operating expenses) for the fourth quarter of 2005 increased by 4.2% compared to the fourth quarter of 2004.


Restaurants: Restaurant rental income for the fourth quarters of both 2005 and 2004 was $957,000, which is the minimum rent specified in the lease agreement. Same store sales at our restaurants decreased by 6.1% in the fourth quarter of 2005 compared to 2004.


Other Income: Management fee income for the fourth quarter of 2005 decreased to $9,000 from $179,000 in 2004. This decrease is attributable to the elimination of management fees for consolidated limited partnerships and our acquisition of four properties in the first quarter of 2005 that we previously managed. We recorded casualty gains of $500,000 in the fourth quarter of 2005 related to a fire in one of our apartment buildings. We have excluded the casualty gains from our calculation of funds from operations.

Expenses: Total expenses, including non-cash charges for depreciation and amortization, were $21.8 million for the fourth quarter of 2005, an increase of 61.4% compared to 2004. These increases are primarily attributable to growth in our apartment operations, along with charges for deficit distributions to a minority partner.


Apartment operations expense (the direct costs of on-site operations) was $7.2 million for the fourth quarter of 2005, an increase of 44.3% compared to 2004. These increases reflect the addition of eleven apartment communities in 2005 and 2004, along with consolidation of three additional communities in 2005. Apartment operations expense represented 39.1% of related apartment rental income for the fourth quarter of 2005 compared to 40.1% in 2004. On a same-units basis, apartment operations expense increased by 1.0% for the fourth quarter of 2005 as compared to 2004.


Apartment administrative expense (the costs associated with oversight, accounting and support of the company's apartment management activities for both owned and third party properties) was $1.0 million for the fourth quarter of 2005 compared to $606,000 in 2004. Corporate administration expense was $834,000 in the fourth quarter of 2005 compared to $585,000 in 2004.

Operating expenses for restaurant properties are insignificant because the restaurant properties' triple-net lease arrangement requires the lessee to pay virtually all of the expenses associated with the restaurant properties.


Depreciation and amortization totaled $4.6 million in the fourth quarter of 2005, an increase of 40.8% compared to 2004. This increase reflects apartment acquisitions in 2005 and 2004, as well as additions and replacements at other communities.


Interest expense for the fourth quarter was $6.3 million in 2005, an increase of 57.0% compared to 2004. This increase is primarily attributable to new debt issued in conjunction with acquisitions of apartment properties, the inclusion of interest on debt of the three additional limited partnerships included in our consolidation, and increases in variable interest rates.


Dividend: The Company paid common dividend distributions totaling $0.25 per share during the fourth quarters of both 2005 and 2004.


President's Statement: 2005 was by far the most active year in our history. With the acquisition of eight apartment properties and the general partner interest in partnerships owning three communities, as well as the completion of rehabilitation projects at two of our existing properties, we were able to dramatically expand and improve our portfolio. Less obvious, but equally important, was the tremendous progress we made in expanding and improving our corporate operating systems.


It was also a good year from an operational point of view. We saw continued improvement in apartment operating results with same-units NOI growth of 4.7% in 2005. This was primarily the result of a 2.4% increase in same-units apartment revenue. We entered 2005 with high occupancy and anticipated that any increase in rental revenue would, by necessity, come from increasing rental rates. While maximizing apartment revenue is always a balancing act between occupancy and rental rate, we were relatively pleased with our ability to increase rental rates in 2005 without having to sacrifice occupancy.


Overall, we were pleased with our operating results for 2005. Total funds from operations showed good improvement, 14.7%, despite the fact that we incurred approximately $1.6 million in one-time prepayment charges related to our year-end refinancing transactions. Funds from operations per share for the year declined to $1.13, but again this was net of the one-time refinancing charges that equated to approximately $0.14 per share.


While the year-end refinance transactions had an immediate negative impact on our reported results for 2005, we believe that the long-term impact of these transactions will be quite beneficial. As a result of these transactions we have substantially reduced our exposure to increases in interest rates and the low fixed rates obtained on the replacement loans will result in substantial interest savings over the next few years.


We are quite optimistic about 2006. We have a solid portfolio of extremely well maintained apartment properties in excellent locations. We are confident that given our properties, our markets, our strategy, and the current economic environment we will be able to achieve reasonable growth in apartment rental income in 2006. We believe that the key to success in 2006 will be basic apartment operations - marketing, leasing, and maintenance - something with which we are particularly comfortable and adept.


Conference Call: Management will hold a conference call to discuss these earnings on Wednesday, March 8, 2006 at 2:00 p.m. Eastern Time. This call will be webcast by Shareholder.com and can be accessed through BNP's website at www.bnp-residential.com. Institutional investors may dial 1-800-239-0468 to access the call.


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

Non-GAAP Information: Funds from operations is frequently referred to as "FFO." FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as "net income (computed in accordance with generally accepted accounting principles), excluding gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures." Our calculation of FFO is consistent with FFO as defined by NAREIT. Because we hold all of our assets in and conduct all of our operations through the Operating Partnership, we measure FFO at the operating partnership level (i.e., after deducting the minority interests in FFO of the consolidated limited partnerships but before deducting the minority interest in the operating partnership).


Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation from - or "adds it back" to - GAAP net income. We consider FFO to be useful in evaluating potential property acquisitions and measuring operating performance.


We calculate funds available for distribution as FFO plus non-cash expenses, plus (less) gains (losses) from sale of property, less recurring capital expenditures. We believe that, together with net income and cash flows, funds available for distribution provides investors with an additional measure to evaluate the ability of the Operating Partnership to incur and service debt, to fund acquisitions and other capital expenditures, as well as to fund distributions to shareholders and minority unitholders.


Funds from operations and funds available for distribution do not represent net income or cash flows from operations as defined by generally accepted accounting principles. You should not consider funds from operations or funds available for distribution:


-- to be alternatives to net income as reliable measures of the company's operating performance, or


-- to be alternatives to cash flows as measures of liquidity.


Funds from operations and funds available for distribution do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to shareholders. Funds from operations and funds available for distribution do not represent cash flows from operating, investing or financing activities (as defined by generally accepted accounting principles). Further, funds from operations and funds available for distribution as disclosed by other REITs might not be comparable to our calculation of funds from operations or funds available for distribution.


Additional Information: More information may be obtained by calling our corporate offices at (704) 944-0100 or on our web site at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.


Forward Looking Statement Disclosure: This press release includes forward-looking statements concerning the company's operations, economic performance and financial condition, including, in particular, forward-looking statements regarding future operations and performance. Such statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors identified in our annual report on Form 10-K for the year ending December 31, 2004.

BNP Residential Properties, Inc.
------------------------------------------------------------------
Consolidated Statements of Operations and
 Financial Results - Unaudited
(all amounts in thousands except per share amounts)

                                   Three months      Twelve months
                                       ended              ended
                                    December 31         December 31
                                   2005     2004      2005     2004
                                  -------- -------  --------- -------

Revenues
Apartment rental income          $18,410  $12,458  $ 67,029  $44,929
Restaurant rental income             957      957     3,830    3,830
Management fee income                  9      179       131      761
Interest and other income            543       35     1,023      466
                                  -------  -------  --------  -------
                                  19,919   13,630    72,012   49,986

Expenses
Apartment operations               7,212    4,997    26,243   18,119
Apartment and corporate
 administration                    1,840    1,192     6,255    4,520
Interest                           6,344    4,041    22,555   14,445
Penalties paid at debt refinance   1,628        -     2,146        -
Depreciation                       4,523    3,178    16,602   11,491
Amortization of deferred loan
 costs                               101      106       432      365
Write-off of unamortized loan
 costs at debt refinance              71        -       294       85
Deficit distributions to
 minority partners                    90        -     7,861        -
                                  -------  -------  --------  -------
                                  21,809   13,513    82,389   49,025
                                  -------  -------  --------  -------
                                  (1,890)     116   (10,377)     961
Loss (income) attributed to
 minority interests -
  - Consolidated limited
     partnerships                     83        -       350        -
  - Operating partnership            381       24     1,975        1
                                  -------  -------  --------  -------
(Loss) income from continuing
 operations                       (1,426)     140    (8,052)     962

Discontinued operations:
(Loss) income from discontinued


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


 operations                          (33)      13        88       95
Gain on sale of real estate
 assets                            8,132        -     8,132        -
Loss (income) attributed to
 operating partnership minority   (1,633)      (2)   (1,657)     (17)
                                  -------  -------  --------  -------
Income from discontinued
 operations                        6,466       10     6,563       77

                                  -------  -------  --------  -------
Net income (loss)                  5,040      150    (1,488)   1,039
Less cumulative preferred
 dividend                            (83)    (250)     (833)  (1,000)
                                  -------  -------  --------  -------
Income (loss) attributed to
 common shareholders             $ 4,957  $  (100) $ (2,322) $    39
                                  =======  =======  ========  =======


Net income (loss)                $ 5,040  $   150  $ (1,488) $ 1,039
Add income (loss) attributed to
 minority interests                1,169      (22)     (668)      16
Less cumulative preferred
 dividend                            (83)    (250)     (833)  (1,000)
Less gain on sale of real estate
 investments                      (8,132)       -    (8,132)       -
Less casualty gains                 (500)       -      (668)    (269)
Add amortization of in-place
 lease intangible                     57        -       193        -
Add depreciation                   4,523    3,178    16,602   11,491
Add depreciation from
 discontinued operations               4       92       259      170
Add deficit distributions to
 minority partners                    90        -     7,861        -
Less minority interest in FFO of
 consolidated limited partnerships
 (add if FFO is negative)           (220)       -         8        -
                                  -------  -------  --------  -------
Funds from operations            $ 1,948  $ 3,148  $ 13,133  $11,447
                                  =======  =======  ========  =======



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



Consolidated Statements of Operations and
  Financial Results (unaudited)
 (all amounts in thousands except per share amounts)

                                    Three months       Twelve months
                                       ended               ended
                                     December 31        December 31
                                    2005     2004      2005     2004
                                  -------- -------  --------- -------

Net cash provided by operating
 activities                      $ 1,433  $ 3,318  $ 12,793  $12,677
Add gain on sale of real estate
 investments                       8,132        -     8,132        -
Less casualty losses                   -      (14)        -      (14)
Less recurring capital
 expenditures                       (814)    (579)   (3,018)  (1,918)
Less cumulative preferred
 dividend                            (83)    (250)     (833)  (1,000)
Add (less) change in operating
 assets and liabilities, net       1,120      206     1,912      138
Add amortization of deferred
 interest defeasance                   -        -         -      105
Add (less) minority interest in
 reconciling items arising
 from consolidated limited
 partnerships                       (158)       -        28        -
                                  -------  -------  --------  -------
Funds available for distribution $ 9,629  $ 2,681  $ 19,014  $ 9,988
                                  =======  =======  ========  =======


Earnings per common share - basic:
  (Loss) income from
   - Continuing operations       $ (0.15) $  0.02  $  (0.87) $  0.13
   - Discontinued operations        0.70        -      0.71     0.01
                                  -------  -------  --------  -------
  Net income (loss)                 0.55     0.02     (0.16)    0.14
Income (loss) attributed to
 common shareholders                0.54    (0.01)    (0.25)    0.01

Earnings per common share - diluted:
  (Loss) income from
   - Continuing operations       $ (0.15) $  0.01  $  (0.87) $  0.10
   - Discontinued operations        0.70        -      0.71     0.01
                                  -------  -------  --------  -------

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


  Net income (loss)                 0.55     0.01     (0.16)    0.11
Income (loss) attributed to
 common shareholders                0.54    (0.01)    (0.25)    0.01
 Funds from operations              0.15     0.29      1.13     1.20


 Weighted average shares and units outstanding:
    Preferred B shares and units     435      909       790      909
    Common shares                  9,940    8,636     9,389    7,617
    Operating partnership
     minority units                2,510    1,866     2,301    1,856



Consolidated Statements of Operations and
  Financial Results (unaudited)
 (all amounts in thousands except per share amounts)

                                   Three months      Twelve months
                                       ended             ended
                                    December 31        December 31
                                   2005     2004      2005     2004
                                  -------- -------  --------- -------

 We calculated basic and diluted per common share amounts using the following:

 Numerators:
--------------------------------
 For basic per common share
  amounts -
    Net income (loss)            $ 5,040  $   150  $ (1,488) $ 1,039
    Less cumulative preferred
     dividend                        (83)    (250)     (833)  (1,000)
                                  -------  -------  --------  -------
 Income (loss) attributed to
  common shareholders - basic    $ 4,957  $  (100) $ (2,322) $    39
                                  =======  =======  ========  =======
 For diluted per common share
  amounts -
    Net income (loss)            $ 5,040  $   150  $ (1,488) $ 1,039
    Adjust for income (loss)
     attributed to
     minority interest in
     operating partnership          na(1)     (22)     na(1)      16
    Less cumulative preferred
     dividend                        (83)    (250)     (833)  (1,000)

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


                                  -------  -------  --------  -------
    Income (loss) attributed to
     common shareholders -
     diluted                     $ 4,957  $  (121) $ (2,322) $    55
                                  =======  =======  ========  =======

 Denominators:
--------------------------------
 For basic per common share
  income amounts -
    Weighted average common
     shares outstanding            9,940    8,636     9,389    7,617
    less weighted average
     nonvested shares outstanding   (200)       -       (84)       -
                                  -------  -------  --------  -------
    Weighted average common
     shares - basic                9,740    8,636     9,305    7,617
 Effect of potentially dilutive
  securities:
    Operating partnership
     minority units                 na(1)   1,866      na(1)   1,856
    Nonvested shares outstanding    na(2)       -      na(2)       -
    Dilutive stock options          na(2)      58      na(2)      31
                                 --------  ------- ---------  -------
 For diluted per share income
  amounts -
    Adjusted weighted average
     common shares
     and assumed conversions       9,740   10,559     9,305    9,504
                                  =======  =======  ========  =======
 For funds from operations per share:
    Weighted average common
     shares - basic                9,740    8,636     9,305    7,617
    Weighted average operating
     partnership minority units    2,510    1,866     2,301    1,856
                                  -------  -------  --------  -------
    Weighted average common
     shares and units outstanding 12,250   10,501    11,607    9,473
    Nonvested shares outstanding    na(2)       -      na(2)       -
    Dilutive stock options          na(2)      58      na(2)      31
                                 --------  ------- ---------  -------
    Weighted average operating
     partnership
     common units and assumed
     conversions - diluted        12,250   10,559    11,607    9,504
                                  =======  =======  ========  =======

(1) Operating partnership units are anti-dilutive at December 31, 2005 - excluded from calculation of diluted per share amounts for net income and income attributed to common shareholders. FFO is calculated at the operating partnership level; this calculation includes operating partnership minority units.
(2) Nonvested shares and stock options are anti-dilutive at December 31, 2005 -excluded from calculation of diluted per share amounts for net income, income attributed to common shareholders, and funds from operations.

BNP Residential Properties, Inc.
-------------------------------------------------------------------
Supplemental Consolidating
 Summary Balance Sheets - Unaudited
(all amounts in thousands)


                                   December 31             December 31
                                      2005                    2004
                      ----------------------------------    --------
                                      Consol    Owned       (Owned
                       Consol   Elim   LPs     Properties  Properties)
                     ------------------------------------ ------------

 Assets
 Real estate
  investments at
  cost:              $596,965 $     - $49,756   $547,209     $426,525
 Less accumulated
  depreciation        (87,668)      -  (7,712)   (79,956)     (66,454)
                      -------- ------- -------   --------     --------
                      509,297       -  42,044    467,253      360,071
 Cash and cash
  equivalents           3,111       -     805      2,306          517
 Prepaid expenses
  and other assets      8,034  (3,586)    696     10,924        4,516
 Deferred financing
  costs, net            2,380    (154)    604      1,930        1,545
 Intangible assets      1,240       -       -      1,240        1,115
                      -------- ------- -------   --------     --------
 Total assets        $524,063 $(3,740)$44,149   $483,653     $367,764
                      ======== ======= =======   ========     ========

 Liabilities and
  Shareholders'
  Equity
                                Deed of trust and
                                   other notes
  payable            $436,712 $(2,282)$50,419   $388,576     $286,425
 Accounts payable
  and accrued
  expenses              1,419     (52)    139      1,332          897
 Accrued interest on
  notes payable         1,345       -     204      1,141        1,264
 Consideration due
  for acquisitions      1,000       -       -      1,000            -
 Deferred revenue
  and security
  deposits              1,950    (154)    122      1,982        1,787
                      -------- ------- -------   --------     --------
                      442,426  (2,489) 50,884    394,031      290,373
 Minority interests -
 - Consolidated
    limited
    partnerships            -       -       -          -            -
 - Operating
    partnership        21,207      -       -      21,207       14,394
 Shareholders'
  equity               60,429  (1,251) (6,735)    68,414       62,997
                      -------- ------- -------   --------     --------
Total liabilities
 and shareholders'
 equity              $524,063 $(3,740)$44,149   $483,653     $367,764
                      ======== ======= =======   ========     ========

BNP Residential Properties, Inc.
-------------------------------------------------------------------
Supplemental Consolidating Summary
 Statements of Operations - Unaudited
(all amounts in thousands)

 Three months ended
  December 31 -                        2005                    2004
                      ----------------------------------     --------
                                      Consol    Owned       (Owned
                       Consol   Elim   LPs     Properties  Properties)
                     ------------------------------------ ------------

 Revenues
 Apartment rental
  income             $ 18,410 $     - $ 1,974   $ 16,436     $ 12,458
 Restaurant rental
  income                  957       -       -        957          957
 Management fee
  income                    9    (101)      -        110          179
 Casualty gains           500       -       -        500            -
 Interest and other
  income                   43     (57)     20         80           35
                      -------- ------- -------   --------     --------
                       19,919    (158)  1,994     18,083       13,630
 Expenses
 Apartment
  operations            7,212    (101)    796      6,517        4,997
 Apartment  and
  corporate
  administration        1,840       -       -      1,840        1,192
 Interest               6,344     (42)    680      5,705        4,041
 Penalties paid at
  debt refinance        1,628       -       -      1,628            -
 Depreciation           4,523       -     399      4,125        3,178
 Amortization of
  deferred loan
  costs                   101     (15)     19         98          106
 Write-off of
  unamortized loan
  costs at debt
  refinance                71       -       -         71            -
 Deficit
  distributions to
  minority partners        90       -      90          -            -
                      -------- ------- -------   --------     --------
                       21,809    (158)  1,983     19,983       13,513
                      -------- ------- -------   --------     --------

(Loss) income from
  continuing
  operations           (1,890)      -      10     (1,900)         116
 Income from
  discontinued
  operations              (33)      -       -        (33)          13
 Gain on sale of
  real estate
  investments           8,132       -       -      8,132            -
                      -------- ------- -------   --------     --------
 Income before
  minority interests    6,209 $     - $    10   $  6,199          129
                               ======= =======   ========
 Loss (income)
  attributed to
  minority interests -
  - Consolidated LPs       83                                      -
  - Operating
     partnership       (1,252)                                    22
                      --------                               --------
 Net income             5,040                                    150
 Less cumulative
  preferred dividend      (83)                                  (250)
                      --------                               --------
 Income (loss)
                                  attributed to
  common
  shareholders       $  4,957                               $   (100)
                      ========                               ========

 Calculation of FFO:
 Income before
  minority interest  $  6,209 $     - $    10   $  6,199     $    129
 Casualty gains          (500)      -       -       (500)           -
 Gain on sale of
  real estate
  investments          (8,132)      -       -     (8,132)           -
 Cumulative
  preferred dividend      (83)      -       -        (83)        (250)
 Amortization of in-
  place lease
  intangible               57       -       -         57            -
 Depreciation           4,523       -     399      4,125        3,178
 Depreciation
  related to
  discontinued
  operations                4       -       -          4           92
 Deficit
  distributions            90       -      90          -            -
                      -------- ------- -------   --------     --------
                        2,168       -     499      1,669        3,148
 Minority interest
  in consolidated
  LPs                    (220)      -    (220)         -            -
                      -------- ------- -------   --------     --------
 FFO - Operating
  partnership        $  1,948 $     - $   279   $  1,669     $  3,148
                      ======== ======= =======   ========     ========

BNP Residential Properties, Inc.
-------------------------------------------------------------------
Supplemental Consolidating Summary
 Statements of Operations - Unaudited
(all amounts in thousands)

 Twelve months ended
  December 31 -                       2005                     2004
                      ----------------------------------     --------
                                      Consol    Owned       (Owned
                       Consol   Elim   LPs     Properties  Properties)
                     ------------------------------------ ------------

 Revenues
 Apartment rental
  income             $ 67,029 $     - $ 7,126   $ 59,903     $ 44,929
 Restaurant rental
  income                3,830       -       -      3,830        3,830
 Management fee
  income                  131    (357)      -        488          761
 Casualty gains           668       -       -        668          269
 Interest and other
  income                  355    (144)     31        467          197
                      -------- ------- -------   --------     --------
                       72,012    (501)  7,157     65,356       49,986
 Expenses
 Apartment
  operations           26,243    (357)  3,018     23,582       18,119
 Apartment  and
  corporate
  administration        6,255       -       -      6,255        4,520
 Interest              22,555    (128)  2,473     20,211       14,445
 Penalties paid at
  debt refinance        2,146       -     519      1,628            -
 Depreciation          16,602       -   1,392     15,211       11,491
 Amortization of
  deferred loan
  costs                   432     (16)     70        377          365
 Write-off of
  unamortized loan
  costs at debt
  refinance               294       -     160        134           85
 Deficit
  distributions to
  minority partners     7,861       -   7,861          -            -
                      -------- ------- -------   --------     --------
                       82,389    (501) 15,492     67,398       49,025
                      -------- ------- -------   --------     --------

(Loss) income from
  continuing
  operations          (10,377)      -  (8,335)    (2,042)         961
 Income from
  discontinued
  operations               88       -       -         88           95
 Gain on sale of
  real estate assets    8,132       -       -      8,132            -
                      -------- ------- -------   --------     --------
 (Loss) income
  before minority
  interests            (2,156)$     - $(8,335)  $  6,179        1,055
                               ======= =======   ========
 Loss (income)
  attributed to
  minority interests-
  - Consolidated LPs      350                                      -
  - Operating
   partnership            318                                    (16)
                      --------                               --------
 Net (loss) income     (1,488)                                 1,039
 Less cumulative
  preferred dividend     (833)                                (1,000)
                      --------                               --------
 (Loss) income attributed to common
  shareholders       $ (2,322)                              $     39
                      ========                               ========

 Calculation of FFO:
 (Loss) income
                                 before minority
  interest           $ (2,156)$     - $(8,335)  $  6,179     $  1,055
 Casualty gains          (668)      -       -       (668)        (269)
 Gain on sale of
  real estate assets   (8,132)      -       -     (8,132)           -
 Cumulative
  preferred dividend     (833)      -       -       (833)      (1,000)
 Amortization of in-
  place lease
  intangible              193       -       -        193            -
 Depreciation          16,602       -   1,392     15,211       11,491
 Depreciation
  related to
  discontinued
  operations              259       -       -        259          170
 Deficit
 distributions         7,861       -   7,861          -            -
                      -------- ------- -------   --------     --------
                       13,125       -     917     12,208       11,447
 Minority interest
  in consolidated
  LPs                       8       -       8          -            -
                      -------- ------- -------   --------     --------
 FFO - Operating
  partnership        $ 13,133 $     - $   925   $ 12,208     $ 11,447
                      ======== ======= =======   ========     ========


SOURCE: BNP Residential Properties, Inc.

BNP Residential Properties, Inc.
Philip S. Payne, 704-944-0100
Fax: 704-944-2039